Exhibit 10.21
STOCK OPTION AGREEMENT
     THIS AGREEMENT is made effective as of the 6th day of December, 1999, among:
WESTAIM BIOMEDICAL CORP., a corporation incorporated under the laws of Alberta (the “Corporation”)
- and -
THE WESTAIM CORPORATION, a corporation incorporated under the laws of Alberta (“Westaim”)
- and-
SCOTT H. GILLIS (the “Executive”)
WHEREAS the Executive is an employee of Westaim Biomedical;
AND WHEREAS the Corporation has established the 1998 Equity Incentive Plan (the “Plan”) to govern the granting of options to purchase Common Shares in the capital of the Corporation;
AND WHEREAS pursuant to the Plan, the Corporation wishes to grant to the Executive certain options to purchase Common Shares of the Corporation;
AND WHEREAS Westaim Biomedical is a subsidiary of the Corporation;
AND WHEREAS the Corporation is a subsidiary of Westaim;
NOW THEREFORE the parties agree as set forth below.
1. Definitions
Terms and expressions defined in the Plan and not otherwise defined herein shall have the same meanings when used herein as in the Plan.
In this Agreement,

“Call Period” means the time period commencing upon the date of grant of the Option (as hereinafter defined) and concluding upon the date that the Common Shares are listed and posted for trading on an Exchange;
“Change of Control” shall have the meaning as defined in the Change of Control Agreement dated December 6, 1999 entered into between Westaim Biomedical and the Executive;
“Expiry Date” means December 6, 2009;
“Just Cause” means failure of the Executive to properly carry out his duties after written notice by the Corporation or Westaim Biomedical of the failure to do so and an opportunity for the Executive to correct the same within a reasonable time from the date of receipt of such written notice from the Corporation or Westaim Biomedical, or theft, fraud or dishonesty or misconduct by the Executive involving the property or affairs of the Corporation or Westaim Biomedical or the carrying out of the Executive’s duties, or a criminal conviction against the Executive, the nature of which adversely reflects against the character, integrity or reputation of the Executive or the ability of the Executive to perform his duties;
“Outstanding Option Rights” means, at a given time, the then remaining rights of the Executive or his personal legal representative under this Agreement to acquire Optioned Shares, whether such rights are vested or not;
“Put-Call Notice” means the written notice to be delivered by a party who wishes to exercise a put right or a call right, as the case may be, to the other party affected by such put right or call right, as described in section 9 of this Agreement;
“Put Period” means the time period commencing upon the earlier to occur of:
(i)	the 5th anniversary of the date of grant of the Option (as hereinafter defined),

(ii)	the date of death, Disability, or termination of the employment by Westaim Biomedical of the Executive without Just Cause; and

(iii)	the occurrence of a Change of Control;
and concluding on the date that the Common Shares are listed and posted for trading on an Exchange;
“Termination Date” means the date which is the earlier of (i) the date on which the Executive’s employment with Westaim Biomedical is terminated, and (ii) the date upon which Westaim Biomedical notifies the Executive, or the Executive notifies Westaim Biomedical of such termination; and
“Westaim Biomedical” means Westaim Biomedical Inc., a company incorporated under the laws of Delaware.

2. Grant of Options
The Corporation hereby grants to the Executive, subject to the terms and conditions of this Agreement and the Plan, an option (the “Option”) to purchase 300,000 Common Shares (the “Optioned Shares”) a $2.40 per share (the “Option Price”). This Agreement supersedes and replaces the section titled “Long Term Incentives” of the offer of employment letter dated November 1, 1999 made by Westaim to the Executive.
3. Times at Which Options Become Exercisable
Except as otherwise specifically provided in this Agreement, the Option shall be exercisable to the extent and within the following times:
(a)	as to 100,000 Optioned Shares, from and after December 6, 2000, until the Expiry Date;

(b)	as to a further 100,000 Optioned Shares, from and after December 6, 2001, until the Expiry Date; and

(c)	as to the final 100,000 Optioned Shares, from and after December 6, 2002, until the Expiry Date;
provided that, such Option may also be exercised in respect of all or any portion of the Optioned Shares in respect of which it was entitled to be exercised in any prior year but was not so exercised.
4. Expiry of Option
The Option shall terminate on, and may not be exercised in whole or in part after, 5:00 p.m. (Calgary time) on the Expiry Date.
5. Exercise in a Change of Control of the Corporation
Notwithstanding section 3, in the event that a Change of Control occurs prior to the Expiry Date, the Option shall immediately become fully exercisable as to all the Optioned Shares.
6. Termination of Employment
(a)	If before the Expiry Date, the Executive’s employment with Westaim Biomedical is terminated for Just Cause or by the resignation of the Executive for reasons other than the death or Disability of the Executive, the Executive may, within 30 days after the Termination Date or before the Expiry Date, whichever is earlier, exercise all or any portion of the Options of the Executive that have vested as of the Termination Date in accordance with the terms of this Agreement. At the end of such period or the Expiry Date, whichever is earlier, the Option shall forthwith terminate and be of no further force or effect whatsoever.

(b)	If before the Expiry Date, the Executive’s employment with Westaim Biomedical is terminated by Westaim Biomedical for reasons other than Just Cause or the death or

Disability of the Executive, then the Option shall continue to vest and remain in force, and shall, subject to section 9(b)(iv) of the Employment Agreement between Westaim Biomedical and the Executive dated December 6, 1999, be exercisable by the Executive at the times and to the extent provided in this Agreement for 12 months after the Termination Date or until the Expiry Date, whichever is earlier (the “Specified Period”); provided, however, that the Corporation may during the Specified Period (but not after the expiry of the Call Period), by written notice to the Executive, (i) cause all but not less than all of the Options that would have vested during the Specified Period to immediately vest, and (ii) limit the period (the “Amended Specified Period”) during which the Executive is entitled to exercise such Options so as to have such right to exercise end on the 30th day following the date the Executive receives such written notice. In all circumstances, the Option shall forthwith terminate and be of no further force or effect whatsoever at the end of the Specified Period or the Amended Specified Period, whichever is earlier. If the Corporation limits the period during which the Executive is permitted to exercise the Option as specified in 6(b)(ii) above, then the Executive shall, notwithstanding section 8, be entitled to apply as against the applicable purchase price payable for the Optioned Shares being purchased all or part of the proceeds to be paid to the Executive as a result of any exercise by the Executive of the put option specified in section 9(b).
7. Death or Disability of the Executive
In the event of the death or Disability of the Executive, the personal legal representative (or, in the case of Disability, the Executive himself if he is competent to do so) may, within 180 days after the date of death or Disability or before the Expiry Date, whichever is earlier, exercise all or any portion of the Options of the Executive that have vested as of the date of death or Disability. At the end of such period or the Expiry Date, whichever is earlier, the Option shall forthwith terminate and be of no further force or effect whatsoever.
8. Method of Exercise of Option
The Option shall be exercisable by the Executive or his personal legal representative from time to time, in accordance with the terms and provisions of this Agreement and the Plan, by giving notice in writing to the Corporation referring to this Agreement and setting forth the number of the Optioned Shares in respect of which the Option is then being exercised, and such notice shall be accompanied by cash or a certified cheque payable to the Corporation, or any other form of payment satisfactory to the Corporation, in the full amount of the purchase price for the Optioned Shares being purchased (such purchase price being equal to the Option Price times the number of Optioned Shares being purchased). The parties acknowledge and agree that during the Call Period the original share certificate or certificates for the Optioned Shares being purchased shall be legended as provided for in section 12 of this Agreement and shall be retained by the secretary of the Corporation or his designee and the Executive agrees to immediately, upon the request of Westaim or the Corporation, duly endorse such share certificate or certificates in blank for transfer for purposes of section 9 of this Agreement.

9. Puts and Calls
(a)	Westaim shall be irrevocably entitled to deliver to the Executive, at any time during the Call Period, a Put-Call Notice requiring the Executive to sell to Westaim all but not less than all of the Outstanding Option Rights and/or all or such portion of the Optioned Shares held by the Executive as may be specified in such Put-Call Notice and, upon receipt of such Put-Call Notice, the Executive shall sell to Westaim that number of the Outstanding Option Rights and/or Optioned Shares described in such Put-Call Notice upon the terms and conditions set out in section 9(c) of this Agreement. As a condition precedent to Westaim delivering a Put-Call Notice to the Executive in circumstances where there are Outstanding Option Rights of the Executive which Westaim intends to purchase pursuant to such Put-Call Notice, Westaim shall, at least 3 business days prior to delivering such Put-Call Notice (the “3 Day Period”), deliver to the Executive a preliminary Put-Call Notice (the “Preliminary Put-Call Notice”) specifying therein that Westaim will be delivering at the end of the 3 Day Period a Put-Call Notice to the Executive which will, at a minimum, require the Executive to sell to Westaim all but not less than all of the Outstanding Option Rights held by the Executive at such time. Upon receipt of such Preliminary Put-Call Notice, the Executive shall be entitled during the 3 Day Period to fully exercise the Option (notwithstanding section 3) with respect to all Outstanding Option Rights. The Optioned Shares acquired by the Executive as a result of exercising such Outstanding Option Rights shall be included in the Optioned Shares which Westaim requires the Executive to sell to Westaim pursuant to the Put-Call Notice. The call right described in this section 9(a) shall be assignable without restriction by Westaim.

(b)	The Executive shall be irrevocably entitled to deliver to the Corporation, at any time during the Put Period, a Put-Call Notice requiring the Corporation to purchase all or any portion of the Optioned Shares held by the Executive and, upon receipt of such Put-Call Notice, the Corporation shall purchase that number of the Optioned Shares described in such Put-Call Notice upon the terms and conditions set out in section 9(c) of this Agreement.

(c)	The sale of the Outstanding Option Rights and/or Optioned Shares pursuant to section 9(a) and the sale of the Optioned Shares pursuant to section 9(b) of this Agreement shall be governed by the following terms and conditions:
(i)	the purchase price payable for such Outstanding Option Rights and/or Optioned Shares shall be the fair market value of such Outstanding Option Rights (being the amount, if any, by which the fair market value of an Optioned Share exceeds the Option Price of such Outstanding Option) and/or Optioned Shares as at the date of the Put-Call Notice as established by Westaim or the Corporation, as the case may be, acting reasonably, (the “Purchasing Party”) and notified in writing (the “FMV Notice”) to the Executive by the Purchasing Party either in the Put-Call Notice (where Westaim is exercising its call right), or within 15 days of receipt by the

Corporation of the Put-Call Notice (where the Executive is exercising his put right);

(ii)	if the Executive does not agree with the fair market value established by the Purchasing Party in accordance with section 9(c)(i) above, the Executive shall so notify the Purchasing Party in writing (the “Notice of Objection”) within 15 days of the receipt by the Executive of the FMV Notice and include in the Notice of Objection the Executive’s determination of the fair market value for such Outstanding Option Rights and/or Optioned Shares and the basis for arriving at such amount (if the Executive does not deliver to the Purchasing Party a Notice of Objection within such 15 day period, the Executive shall be deemed to have accepted the fair market value established by the Purchasing Party in accordance with section 9(c)(i) above);

(iii)	if, in circumstances where the Executive provides a Notice of Objection to the Purchasing Party, the Executive and the Purchasing Party do not agree on the fair market value for such Outstanding Option Rights and/or Optioned Shares within 15 days of the date of receipt by the Purchasing Party of the Notice of Objection, the matter shall be referred in a timely manner for arbitration under the Arbitration Act (Alberta) (in any such arbitration the parties agree to proceed as expeditiously as possible). The arbitrator shall be such individual as is mutually agreed to in writing by the Executive and the Purchasing Party or, failing such agreement within 25 days of the date of receipt by the Purchasing Party of the Notice of Objection, such individual as shall be selected by a Justice of the Court of Queen’s Bench of Alberta upon the application of either the Executive and/or the Purchasing Party. The arbitrator shall be a partner with a major accounting firm, other than the auditors of Westaim (currently Deloitte & Touche), or a credible valuation firm, or, with the consent of the Purchasing Party, a qualified individual from an investment bank. Each of the Executive and the Purchasing Party shall bear all costs of their respective advisors and representatives. The remaining arbitration costs shall be borne by the Purchasing Party if the arbitrator makes an award in favour of the Executive and shall be split equally by the Purchasing Party and the Executive if the arbitrator makes an award in favour of the Purchasing Party;

(iv)	the Corporation and Westaim shall, subject to the Executive agreeing to reasonable safeguards with respect to confidentiality, give the Executive, on request, immediate access to corporate records relevant to determining the fair market value of his Outstanding Option Rights and/or Optioned Shares;

(v)	notwithstanding any referral to arbitration of the fair market value of such Outstanding Option Rights and/or Optioned Shares pursuant to section 9(c) (iii), the closing of the sale of such Outstanding Option Rights and/or Optioned Shares shall not be delayed and the sale and subsequent cancellation of such Outstanding Option Rights and/or the sale and transfer of such Optioned Shares shall take place and shall for all purposes be deemed to have taken place at the principal office of the Purchasing Party on the 20th day following the date of the FMV Notice unless a Notice of Objection has been duly delivered to the Purchasing Party within the time period specified in section 9(c)(ii) in which case such closing shall take place at the principal office of the Purchasing Party on the 5th day following the date of agreement by the Purchasing Party and the Executive as to the applicable fair market value of such Outstanding Option Rights and/or Optioned Shares or the 15th day following the date of receipt by the Purchasing Party of the Notice of Objection, whichever is earlier, or, in any event, at such other place or on such other date as the Purchasing Party and the Executive may agree upon; and

(vi)	unless otherwise agreed by the Purchasing Party and the Executive, the purchase price for such Outstanding Option Rights and/or Optioned Shares shall, for purposes of closing, be the purchase price set out in the FMV Notice and such purchase price shall be paid in full by the Purchasing Party to the Executive at the closing of the sale of such Outstanding Option Rights and/or Optioned Shares (if necessary, the closing purchase price shall be subsequently adjusted to account for the decision of the arbitrator(s) under section 9(c)(iii) and the Purchasing Party shall within 5 days of the date of the decision of the arbitrator(s) pay to the Executive any amount determined by the arbitrator(s) to be owing to the Executive in connection with such Outstanding Option Rights and/or Optioned Shares above the amounts previously paid by the Purchasing Party to the Executive, but the transaction shall nevertheless and for all purposes be deemed to have irrevocably closed at the time of closing as specified in section 9(c)(v));

(vii)	notwithstanding section 9(c)(vi), in the sole discretion of Westaim (if Westaim is the Purchasing Party) and, if other than Westaim, the Purchasing Party and Westaim, all or any portion of the closing purchase price and/or any subsequent adjustment thereto referred to in section 9(c)(vi) may, subject to compliance with any legal, regulatory, stock exchange or other similar requirements and to such method of payment not being materially adverse to the interests of the Executive, be paid by the issuance to the Executive of such number of common shares in the share capital of Westaim as equal the quotient obtained when the dollar amount otherwise payable to the Executive pursuant to section 9(c)(vi) is divided by the weighted average trading price of the common shares of Westaim on The Toronto Stock Exchange for the 5 trading days immediately preceding the time of closing as specified in section 9(c)(v);

(viii)	upon the closing of the sale of such Outstanding Option Rights and/or Optioned Shares, the Executive (the “Releasor”, which term includes the Executive’s successors, assigns, heirs, executors, personal representatives and administrators) shall provide a release to the Purchasing Party in form acceptable to the Purchasing Party releasing and forever discharging the Purchasing Party and its Affiliates and their respective directors, officers, employees and agents (the “Releasees”, which term includes their respective successors, assigns, heirs, executors, personal representatives and administrators) of and from any and all actions, causes of action, suits, debts, liabilities, agreements, claims and demands whatsoever which the Releasor ever had, now has or may hereafter have against the Releasees, or any of them, for or by reason of, or in any way arising out of the Plan or this Agreement other than in relation to an issue which at the time is the subject of arbitration under section 9(c)(iii) or with respect to the unmatured or unexercised rights of the Executive under the Plan or this Agreement unrelated to the Outstanding Option Rights and/or Optioned Shares which are the subject of such sale, and if such a release in form satisfactory to the Purchasing Party is not provided by the Executive to the Purchasing Party at such closing, the Releasor shall be deemed to have so released the Releasees;

(ix)	for purposes of the sale of such Outstanding Option Rights and/or Optioned Shares, the Executive covenants and agrees to take or cause to be taken all such actions and obtain such approvals as may be necessary to effectively transfer and assign to the Purchasing Party such Outstanding Option Rights and/or Optioned Shares at the time of closing as specified in section 9(c)(v) and the Executive hereby irrevocably appoints the secretary of the Purchasing Party to be its attorney in order to execute any deeds, transfers, conveyances, assignments or other documents in the name and on behalf of the Executive in order to effect the foregoing including without limitation irrevocably constituting and appointing the secretary of the Corporation to be the attorney of the Executive to cancel such Outstanding Option Rights and/or transfer such Optioned Shares on the register of transfers and books of the Corporation, with full power of substitution in the premises.
(d)	The Executive acknowledges and agrees that the establishment of the fair market value of the Outstanding Option Rights and/or Optioned Shares under this section 9 is purely an economic issue not giving rise to harm which would entitle the Executive to injunctive or other similar relief or to otherwise delay the closing of any transaction contemplated under this section 9 and the Executive covenants and agrees not to seek, directly or indirectly, any such relief or delay.
10. Plan Interpretation
This Agreement and the terms and conditions herein set forth are subject in all respects to the terms and conditions of the Plan, the terms of which are hereby made a part of this Agreement. The Plan provides that the Committee may from time to time make changes to the Plan, interpret the Plan, and establish regulations for the administration thereof, provided that such actions by the Committee do not adversely alter or impair Options granted pursuant to this Agreement. The Executive, by acceptance of this Agreement, agrees to be bound by the Plan and such regulations and acknowledges having received a copy of the Plan and this Agreement, being advised by the

Corporation and Westaim to seek independent counsel with respect to the Plan and this Agreement, and to having read and understood the Plan and this Agreement.
11. Compliance with Law/Securities Regulations
The Option may not be exercised if such exercise or the issuance of any Common Shares issuable upon exercise would be contrary to law or the regulations of any governmental authority having jurisdiction. The Executive agrees to comply with all regulatory requirements applicable to the resale of Common Shares acquired upon the exercise of any Options.
12. Transfer and Assignment
Except as provided in sections 7 and 9, the Executive’s rights under Options granted under this Agreement and, during the Call Period, with respect to any Optioned Shares (which shall be appropriately legended) are not assignable or transferable by the Executive or subject to any other alienation, sale, pledge or encumbrance by the Executive. The obligations of the Executive shall be binding on his heirs, executors and administrators. This Agreement shall be binding upon any successor or successors of the Corporation.
13. Notice
Any notice required to be given under the terms hereof shall be given by a party hereto by delivering such notice to the party to which it is to be given at the address below or at such other existing municipal address as such party may provide in writing to the other party in lieu thereof in accordance with this section 13 or by sending such notice by means of recorded telecommunications to the party to which it is to be given at the fax number below or at such other fax number as such party may provide in writing to the other parties in lieu thereof in accordance with this section 13:

If to the Corporation:	c/o The Westaim Corporation
Suite 1010, West Tower
144 - 4th Avenue S.W.
Calgary, Alberta T2P 3N4

Attention: Senior Vice President, General Counsel
Fax: (403) 237-8181

If to Westaim:	The Westaim Corporation
Suite 1010, West Tower
144 - 4th Avenue S.W.
Calgary, Alberta T2P 3N4

Attention: Senior Vice President, General Counsel
Fax: (403) 237-8181

If to the Executive:	Scott H. Gillis
80 Alford Circle
Concord, MA 01742
Any such notice shall be deemed to have been received by a party hereto immediately upon delivery to such party at its address in such notice or on the first business day in the place where the recorded telecommunication is to be received following the day of sending.
14. Time of the Essence
Time shall be of the essence of this Agreement.
15. Interpretation
The contra preferentem rule shall not be applied in any interpretation of this Agreement.
IN WITNESS WHEREOF the parties have executed this Agreement.

WESTAIM BIOMEDICAL CORP.
By:	/s/ (ILLEGIBLE)
By:	(ILLEGIBLE)

Witness

THE WESTAIM CORPORATION
By:	/s/ (ILLEGIBLE)
By:	(ILLEGIBLE)

/s/ SCOTT H. GILLIS

SCOTT H. GILLIS

December 6, 1999
THE WESTAIM CORPORATION and
WESTAIM BIOMEDICAL CORP.
c/o Suite 1010,144 — 4th Avenue S.W.
Calgary, AB
T2P 3N4
Re: Stock Option Agreement made as of the 6th day of December, 1999 (the “Stock Option Agreement”)

The purpose of this letter is to confirm the following:
1.	I acknowledge and understand that, pursuant to the terms of the Stock Option Agreement (Section 9), I have granted to The Westaim Corporation and Westaim Biomedical Corp. (“Westaim”) the right to purchase from me at any time prior to a public listing of the shares of Westaim Biomedical Corp. (the “Company”), all of the options issued to me under the Stock Option Agreement, as well as any shares of the Company that may be issued to me as a result of my exercise of any options granted to me under the Stock Option Agreement.

2.	I acknowledge that I have read and understand the mechanism for establishing the fair market value for the price of my shares and/or options in the event that Westaim exercises its rights described in paragraph 1 above, and that I am in agreement with this process. Further, I understand that if the determination of such fair market price is ultimately decided by arbitration, then notwithstanding this, the completion of the sale of my options and/or shares to Westaim will still be completed in accordance with the timeframe set out in paragraph 9(c)(v) of the Stock Option Agreement, which will be prior to completion of the arbitration, and that the arbitration will be solely to determine if there needs to be an adjustment to the purchase price paid to me by Westaim for my options and/or shares.

3.	I acknowledge and agree that if Westaim exercises its option as provided for in paragraph 1 above (which it is able to do in its sole discretion), I do not have any ability to prevent the sale of my shares and/or options to Westaim, including by way of attempting to obtain an injunction or otherwise, and that this provision is necessary and reasonable and that I have agreed to it and fully understand it.

4.	I have been advised by Westaim and the Company to obtain independent legal advice in respect of this matter and I have either obtained such independent advice or have waived my right to do so.
Sincerely,
/s/ Scott H. Gillis
Scott H. Gillis